August 12, 2026

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: Danielle Capobianco, Vice President

Re: UBS SERIES FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as UBS LIQUID RESERVES FUND (the “Portfolio”).

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract dated as of February 1, 2000, as amended, modified, or supplemented from time to time (the “Agreement”), by and between each UBS management investment company and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

UBS SERIES FUNDS on behalf of:
UBS LIQUID RESERVES FUND

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary, Duly Authorized

By:	/s/ Eric Sanders
Name:	Eric Sanders
Title:	Vice President and Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Suzanne M. Hinckley
Name:	Suzanne M. Hinckley
Title:	Senior Vice President

Effective Date: August 12, 2026

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